Exhibit 3(i)
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       SOUTHERN CONNECTICUT BANCORP, INC.



                                    ARTICLE I
                               NAME OF CORPORATION

The name of this corporation shall be SOUTHERN CONNECTICUT BANCORP, INC.


                                   ARTICLE II
                           REGISTERED OFFICE AND AGENT

The address of the Corporation's initial registered office in the State of Connecticut is c/o The Bank of Southern Connecticut, 215 Church Street, New Haven, Connecticut 06510. The Corporation's initial registered agent is Joseph
V. Ciaburri. The initial registered agent's business address is c/o The Bank of Southern Connecticut, 215 Church Street, New Haven, Connecticut 06510 and his residence address is Oronoque Forest, 551 Muirfield Lane, West Haven, Connecticut 06516.


                                   ARTICLE III
                                CORPORATE PURPOSE

The Corporation is being formed for the purpose of holding the common stock of The Bank of Southern Connecticut and to engage in any lawful act or activity for which corporations may be formed under the Connecticut Business Corporation Act.


                                   ARTICLE IV
                               BOARD OF DIRECTORS

Powers. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors.

Membership of Board. The Board of Directors shall consist of not less than three
(3) nor more than twelve (12) Directors. The number of Directors at any time within such maximum and minimum shall be either the number fixed by resolution of the Directors or, in the absence of such a resolution, the number of



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Directors elected at the preceding annual meeting of shareholders; provided, however, that such number may be increased or decreased at any time by vote of the Directors. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article IV, any increase or decrease shall be apportioned among the classes so as to maintain the same percentage in each class of the total, as near as may be; but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Division into Classes. The Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, with each class containing approximately the same percentage of the total, as near as may be; and the term of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases until their successors shall be elected and qualified, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of shareholders in 2002; that of Class II shall expire at the annual meeting of shareholders in 2003; and that of Class III shall expire at the annual meeting of shareholders in 2004, and in all cases as to each director until his or her successor shall be elected and qualified, or until his or her earlier resignation, removal from office, death or disability. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders or until their successors are elected and qualified. Shareholders may remove a director only for cause.

Vacancies. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors shall have the exclusive right to fill the vacancy and, if the remaining directors constitute fewer than a quorum of the board, the directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.


                                    ARTICLE V
                         QUORUM AND VOTING REQUIREMENTS
                         FOR CERTAIN SHAREHOLDER ACTIONS

Except as provided in this Article, at any regular or special meeting of the shareholders, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter and, with the exception of the election of directors where a plurality of votes shall suffice for election, the matter shall be carried if the votes favoring the action exceed the votes opposing it. The following matters shall require that two-thirds (2/3) of the votes entitled to be cast must be present for a quorum and that two-thirds (2/3) of the votes present and entitled to be cast must be cast in favor of the matter for it to be carried:

1. removal of a director;

2. modification or repeal of Article IX of this Certificate of Incorporation,

3. a change in this provision on quorum and voting requirements, or

4. a change in the division of the Board into classes.


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                                   ARTICLE VI
                                  CAPITAL STOCK

The total authorized amount of capital stock of this Corporation shall be five million five hundred thousand (5,500,000) shares, of which five million (5,000,000) shares shall be common stock, par value $0.01 per share and of which five hundred thousand (500,000) shares shall be preferred stock. The Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights, or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class. The capital stock of this Corporation may be increased or decreased from time to time, in accordance with the provisions of the laws of the State of Connecticut.

         No holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

         The Corporation may, at any time and from time to time, authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

                                   ARTICLE VII
                  PRIOR APPROVAL FOR CERTAIN STOCK ACQUISITIONS


No person, acting singly or together with any affiliates, associates or group of persons acting in concert with such person, shall acquire or offer to acquire ten percent or more of any class of the issued and outstanding stock of the Corporation ("Stock"), unless (i) such acquisition has been approved prior to its consummation by the affirmative vote of at least two-thirds of the Board of Directors or of the holders of at least two-thirds of the outstanding Stock entitled to vote at a duly constituted meeting of shareholders called for such purpose, and (ii) all federal and state regulatory approvals required under the Change in Bank Control Act of 1978 (the "Change in Control Act"), the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and any


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similar Connecticut law (including but not limited to The Connecticut Bank
Holding Company and Bank Acquisition Act) and in the manner provided by all applicable regulations of the Federal Deposit Insurance Corporation (the "FDIC"), the Federal Reserve Board (the "FRB") and the Connecticut Banking Commissioner have been obtained (or, as applicable with regard to each such agency, any required filings with such regulatory agency have been made in a timely fashion and the action or proposed action set forth in such filings has not been disapproved within the applicable time period).

         All shares of Stock owned by any person violating the foregoing provisions of this Article VII shall be considered from and after the date of their acquisition by such person to be "excess shares" to the extent such shares exceed ten percent of the Stock issued and outstanding. Such excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and the Board of Directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds from such sale.

         The term "person" shall include any individual, group acting in concert, firm, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a government or political subdivision thereof, syndicate, or other entity. The term "group acting in concert" includes persons seeking to combine or pool their voting or other interests in the Stock for a common purpose, pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise. The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, a security or interest in a security for value.

                                  ARTICLE VIII
                                    DURATION

         The corporate existence of this Corporation shall continue until terminated according to the laws of the State of Connecticut.

                                   ARTICLE IX
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

      (a) The Corporation shall indemnify its Directors to the fullest extent permitted by law for liability, as defined in Section 33-770(5) of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a Director, except liability that (1) involved a knowing and culpable violation of law by the Director, (2) enabled the Director or an associate (as defined in Section 33-840 of the Connecticut General Statutes) to receive an improper personal gain, (3) showed a lack of good faith and conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (4) constituted a



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sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (5) created liability under section 33-757 of the Connecticut General Statutes. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the Corporation against the indemnitee or commenced by the indemnitee against the Corporation. This Article shall not affect the indemnification or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Article. Any lawful repeal or modification of this Article or adoption of any provision inconsistent herewith by the Board of Director and the shareholders of the Corporation shall not, with respect to a person who is or was a director adversely affect any right to indemnification of such person existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

.. (b) The personal liability of any directors to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the Corporation as a director during the year of the violation if such breach did not:

                  (1) involve a knowing and culpable violation of law by the director;

                  (2) enable the director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain;

                   (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation;

                  (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or

                  (5) create liability under Section 33-757 of the Connecticut General Statutes.

Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

                                    ARTICLE X
                                  INCORPORATOR

The name and address of the Corporation's sole incorporator is Joseph V. Ciaburri, Oronoque Forest, 551 Muirfield Lane, West Haven, Connecticut 06516.








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